Exhibit 10.14

DEFERRED INCOME AGREEMENT

DEAN H. HESS

CHAPIN STATE BANK

CHAPIN, ILLINOIS

                                                                                                                           JULY 1, 1982

DIRECTOR’S COMPENSATION AGREEMENT

This Agreement is entered into this first day of July, 1982, between CHAPIN STATE BANK, P.O. Box 278, Chapin, Illinois  62628 (herein referred to as the “Bank”) and DEAN H. HESS, R.R. #1, Jacksonville, Illinois  62650 (herein referred to as the “Director”).

WITNESSETH

WHEREAS, the Bank recognizes that the competent and faithful efforts of the Director on behalf of the Bank have contributed significantly to the success and growth of the Bank; and

WHEREAS, the Bank values the efforts, abilities and accomplishments of the Director and recognizes that his services are vital to its continued growth and profits in the future; and

WHEREAS, the Bank desires to compensate the Director and retain his services for five years, if elected, to serve on the Board of Directors.  Such compensation is set forth below; and

WHEREAS, the Director, in consideration of the foregoing, agrees to continue to serve as a Director, if elected,

NOW, THEREFORE, it is mutually agreed as follows:

1.           Compensation.  The Bank agrees to pay Director the total sum of $95,400 payable in monthly installments of $795 for 120 consecutive months, commencing on the first day of the month following Director’s 65th birthday.  Payments to the Director will terminate when the 120 payments have been made or at the time of the Director’s death, whichever comes first.

2.           Death of Director Before Age 65.  In the event Director should die before reaching age 65, the Bank agrees to pay to Director’s beneficiary designated in writing to the Bank, the sum of $795 per month for 120 consecutive months.  Payments will begin on the first day of the month following Director’s death.

3.           Death of Director After Age 65.  If the Director dies after age 65 prior to receiving the full 120 monthly installments, the remaining monthly installments will be paid to the Director’s designated beneficiary(ies).  The beneficiary(ies) shall receive all remaining monthly installments which the Director would have received until the total sum of $95,400 set forth in paragraph “1” is paid.  If the Director fails to designate a beneficiary in writing to the Bank, the balance of monthly installments remaining at the time of his death shall be paid to the legal representative of the estate of the Director.

4.           Termination of Service as a Director.  If the Director, for any reason other than death, fails to serve five consecutive years as a Director, he will receive monthly compensation beginning at age 65 on the basis that the number of full months served bears to the required number of 60 months times the compensation stated in paragraph “1”.  For example, if the Director serves only 36 months, he will be entitled to 36/60 or 60% of the compensation stated in paragraph “1”.

5.           Suicide.  No payments will be made to the Director’s beneficiary(ies) or to his estate in the event of death by suicide during the first three years of this agreement.

6.           Status of Agreement.  This agreement does not constitute a contract of employment between the parties, nor shall any provision of this agreement restrict the right of the Bank’s Shareholders to replace the Director or the right of the Director to terminate his service.

7.           Binding Effect.  This agreement shall be binding upon the parties hereto and upon the successors and assigns of the Bank, and upon the heirs and legal representatives of the Director.

8.           Interruption of Service.  The service of the Director shall not be deemed to have been terminated or interrupted due to his absence from active service on account of illness, disability, during any authorized vacation or during temporary leaves of absence granted by the Bank for reasons of professional advancement, education, health or government service, or during military leave for any period if the Director is elected to serve on the Board following such interruption.

9.           Forfeiture of Compensation by Competition.  The Director agrees that if after the age of 65 years, he shall compete with this bank by employment in a competing commercial bank within a radius of five miles of this bank, without the prior written consent of this bank, he will forfeit compensation provided herein for those years coinciding with the years of his employment in a competing bank.  If said Director has been discharged from employment by the directors of the bank following a majority change in the ownership of capital stock in this bank, then the written permission for competing employment from the newly elected directors, or a majority thereof, shall not be unfairly withheld by said newly elected board of directors preventing the Director from compensation by part-time or full-time employment elsewhere.

10.           Assignment of Rights.  None of the rights to compensation under this Agreement are assignable by the Director or any beneficiary or designee of the Director and any attempt to anticipate, sell, transfer, assign, pledge, encumber or change Director’s right to receive compensation, shall be void.

11.           Status of Director’s Rights.  The rights granted to the Director of any designee or beneficiary under this Agreement shall be solely those of the unsecured creditor of the Bank.

12.           Amendment.  This Agreement may be amended only by a written Agreement signed by the parties.

13.           If the Bank shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither Director nor any beneficiary of Director shall have any right with respect to, or claim against, such policy or other asset except as expressly provided by the terms of such policy or in the title to such other asset.  Such policy or asset shall not be deemed to be held under any trust for the benefit of Director or his beneficiaries or to be held in any way as collateral security for the fulfilling of the obligations of the Bank under this Agreement except as may be expressly provided by the terms of such policy or other asset.  It shall be, and remain, a general, unpledged, unrestricted asset of the Bank.

14.           This agreement shall be construed under and governed by the laws of the State of Illinois.

15.           Interpretation.  Wherever appropriate in this Agreement, words used in the singular shall include the plural and the masculine shall include the feminine gender.

IN WITNESS HEREOF, the parties have signed this Agreement the day and year above written.

CHAPIN STATE BANK

(SEAL)	By:	/s/ John C. Williams
JOHN C. WILLIAMS, PRESIDENT

/s/ Patty Jo Crews	/s/ Dean H. Hess	(SEAL)
Witness		DEAN H. HESS, DIRECTOR

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